Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Foundation Building Materials, Inc. on Form S-1 of our report dated November 4, 2016, relating to the statement of revenues and direct expenses of BAV, Inc. (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding the presentation of abbreviated financial statement) for the period from January 1, 2014 through December 5, 2014, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

February 3, 2017